UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                          ANNTAYLOR STORES CORPORATION

--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.0068 per share
--------------------------------------------------------------------------------
                         (Title Of Class of Securities)

                                    036115103
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             PAGE 1 of 26 PAGES

---------------------------------                             ------------------
CUSIP NO.  036115103                         13G              PAGE 2 OF 26 PAGES
---------------------------------                             ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Merrill Lynch & Co., Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                             ------------------
CUSIP NO.  036115103                         13G              PAGE 3 OF 26 PAGES
---------------------------------                             ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Merrill Lynch Group, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                             ------------------
CUSIP NO.  036115103                         13G              PAGE 4 OF 26 PAGES
---------------------------------                             ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Merrill Lynch Capital Partners, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                             ------------------
CUSIP NO.  036115103                         13G              PAGE 5 OF 26 PAGES
---------------------------------                             ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Merrill Lynch LBO Partners No. B-I, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                             ------------------
CUSIP NO.  036115103                         13G              PAGE 6 OF 26 PAGES
---------------------------------                             ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Merrill Lynch Capital Appreciation Partnership No. B-II, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                             ------------------
CUSIP NO.  036115103                         13G              PAGE 7 OF 26 PAGES
---------------------------------                             ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     ML Offshore LBO Partners No. B-II
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                             ------------------
CUSIP NO.  036115103                         13G              PAGE 8 OF 26 PAGES
---------------------------------                             ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     ML IBK Positions, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                             ------------------
CUSIP NO.  036115103                         13G              PAGE 9 OF 26 PAGES
---------------------------------                             ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     KECALP Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                            -------------------
CUSIP NO.  036115103                         13G             PAGE 10 OF 26 PAGES
---------------------------------                            -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Merrill Lynch KECALP L.P. 1987
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                            -------------------
CUSIP NO.  036115103                         13G             PAGE 11 OF 26 PAGES
---------------------------------                            -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Merrill Lynch KECALP L.P. 1989
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                            -------------------
CUSIP NO.  036115103                         13G             PAGE 12 OF 26 PAGES
---------------------------------                            -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Merrill Lynch MBP Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                            -------------------
CUSIP NO.  036115103                         13G             PAGE 13 OF 26 PAGES
---------------------------------                            -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Merchant Banking L.P. III
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------                            -------------------
CUSIP NO.  036115103                         13G             PAGE 14 OF 26 PAGES
---------------------------------                            -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     MLCP Associates L.P. No. I
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   Less than 5%
 NUMBER OF    ------------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       Less than 5%
 OWNED BY     ------------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
 REPORTING         Less than 5%
PERSON WITH   ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   Less than 5%
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Less than 5%
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1 (a)        Name of Issuer:
                  ---------------

                  AnnTaylor Stores Corporation

Item 1 (b)        Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  142 West 57th Street
                  New York, New York 10019

Item 2 (a)        Names of Persons Filing:
                  ------------------------

                  Merrill Lynch & Co., Inc.
                  Merrill Lynch Group, Inc.
                  Merrill Lynch Capital Partners, Inc.
                  Merrill Lynch LBO Partners No. B-I, L.P.
                  Merrill Lynch Capital Appreciation Partnership No. B-II, L.P. ML Offshore LBO Partnership No. B-II, L.P.
                  ML IBK Positions, Inc.
                  KECALP Inc.
                  Merrill Lynch KECALP L.P. 1987
                  Merrill Lynch KECALP L.P. 1989
                  Merrill Lynch MBP Inc.
                  Merchant Banking L.P. No. III
                  MLCP Associates L.P. No. I

Item 2 (b)        Address of Principal Business Office, or, if none,
                  Residence:
                  -------------------------------------------------------------

                  Merrill Lynch & Co., Inc.
                  Merrill Lynch Group, Inc.
                  ML IBK Positions, Inc.
                  250 Vesey Street
                  World Financial Center, North Tower
                  New York, New York 10281

                  Merrill Lynch Capital Partners, Inc.
                  Merrill Lynch LBO Partners No. B-I, L.P.
                  Merrill Lynch Capital Appreciation Partnership No. B-II, L.P. ML Offshore LBO Partnership No. B-II, L.P.
                  MLCP Associates L.P. No. I
                  KECALP Inc.
                  Merrill Lynch KECALP L.P. 1987
                  Merrill Lynch KECALP L.P. 1989
                  Merrill Lynch MBP Inc.
                  Merchant Banking L.P. No. III
                  225 Liberty Street
                  New York, NY 10080

                              PAGE 15 OF 26 PAGES

Item 2 (c)        Citizenship:
                  ------------

                  Delaware, except ML Offshore LBO Partners No.
                  B-II, which is a Cayman Islands partnership.

Item 2 (d)        Title of Class of Securities:
                  -----------------------------

                  Common Stock, par value $.0068 per share

Item 2 (e)        CUSIP Number
                  ------------

                  036115103

Item 3            If this statement is filed pursuant to Rules 13d-1
                  --------------------------------------------------
                  (b), or 13d-2(b), check whether the person filing is a
                  ------------------------------------------------------

                  (a) [ ] Broker or Dealer registered under Section 16 of the
                          Act
                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                  (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
                  (d) [ ] Investment Company registered under section 8 of
                          the Investment Company Act
                  (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
                  (f) [ ] Employee Benefit Plan, Pension Fund which is
                          subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sec. 240.13d-1(b)(l)(ii)(F)
                  (g) [ ] Parent Holding Company, in accordance with Sec.
                          240.13d-1(b)(ii)(G)  (Note: See Item 7)
                  (h) [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

Item 4      Ownership
            ---------

            (a)   Amount Beneficially Owned:

Less than 5%. Pursuant to Section 240.13d-4, Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Merrill Lynch Capital Partners, Inc., Merrill Lynch LBO Partners No. B-I, L.P., KECALP Inc., and Merrill Lynch MBP Inc. (the "Reporting Companies") disclaim beneficial ownership of the securities of AnnTaylor Stores Corporation referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Companies are, for the purposes of
Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of AnnTaylor Stores Corporation covered by this statement.

            (b) Percent of Class:

                           Less than 5%

                              PAGE 16 OF 26 PAGES

            (c) Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:
                                Less than 5%

                     (ii)   shared power to vote or to direct the vote:
                                Less than 5%

                     (iii) sole power to dispose or to direct the disposition of:
                                Less than 5%

                     (iv) shared power to dispose or to direct disposition of:
                                Less than 5%

Item 5            Ownership Five Percent or Less of a Class.
                  -----------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following box. [X].

Item 6            Ownership of More than Five Percent on Behalf of
                  ------------------------------------------------
                  Another Person.
                  --------------

          Not applicable.  See Item 5.

Item 7            Identification and Classification of the Subsidiary
                  ---------------------------------------------------
                  Which Acquired the Security Being Reported on by the
                  ----------------------------------------------------
                  Parent Holding Company.
                  -----------------------

                  See Exhibit A

Item 8            Identification and Classification of Members of the
                  ---------------------------------------------------
                  Group.
                  -----

                  See Exhibit B

Item 9            Notice of Dissolution of Group.
                  -------------------------------

                  Not Applicable

Item 10           Certification.
                  --------------

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                              PAGE 17 OF 26 PAGES

Signature.
-----------

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    MERRILL LYNCH & CO., INC.
                                    MERRILL LYNCH GROUP, INC.
                                    ML IBK POSITIONS, INC.
                                    KECALP INC.
                                    MERRILL LYNCH MBP INC.

Date:  February 14, 2000            By:     /s/ Frank J. Marinaro
                                        -------------------------
                                            Frank J. Marinaro
                                            Attorney-in-Fact*

                                    MERRILL LYNCH CAPITAL PARTNERS, INC.

Date:  February 14, 2000            By:     /s/ Frank J. Marinaro
                                        -------------------------
                                            Frank J. Marinaro
                                            Vice President & Secretary

                                    MERRILL LYNCH LBO PARTNERS
                                      NO B-I, L.P.
                                    By: Merrill Lynch Capital Partners, Inc.
                                           its general partner

Date:  February 14, 2000            By:     /s/ Frank J. Marinaro
                                        -------------------------
                                            Frank J. Marinaro
                                            Vice President & Secretary

                                    MERRILL LYNCH CAPITAL
                                      APPRECIATION PARTNERSHIP
                                      NO. B-II, L.P.

                                    By: Merrill Lynch LBO Partners No. B-I,
                                        its general partner

                                    By: Merrill Lynch Capital Partners, Inc.,
                                        its general partner

Date:  February 14, 2000            By:     /s/ Frank J. Marinaro
                                        -------------------------
                                            Frank J. Marinaro
                                            Vice President & Secretary

-------------
* See Powers of Attorney attached.

                              PAGE 18 OF 26 PAGES

                                    ML OFFSHORE LBO PARTNERS
                                      NO. B-II
                                    By: Merrill Lynch LBO Partners No. B-I,
                                        its investment general partner
                                    By: Merrill Lynch Capital Partners, Inc.

Date:  February 14, 2000            By:     /s/ Frank J. Marinaro
                                        -------------------------
                                            Frank J. Marinaro
                                            Vice President & Secretary

                                    MERCHANT BANKING L.P. No. III
                                    By:  Merrill Lynch MBP, Inc.
                                            its general partner

Date:  February 14, 2000            By:     /s/ Frank J. Marinaro
                                        -------------------------
                                            Frank J. Marinaro
                                            Attorney-in-Fact*

                                    MERRILL LYNCH KECALP L.P. 1987
                                    By:  KECALP Inc., its general partner

Date:  February 14, 2000            By:     /s/ Frank J. Marinaro
                                        -------------------------
                                            Frank J. Marinaro
                                            Attorney-in-Fact*

                                    MERRILL LYNCH KECALP L.P. 1989
                                    By:  KECALP Inc., its general partner

Date:  February 14, 2000            By:     /s/ Frank J. Marinaro
                                        -------------------------
                                            Frank J. Marinaro
                                            Attorney-in-Fact*

                                    MLCP ASSOCIATES L.P. NO. I
                                    By: Merrill Lynch Capital Partners, Inc.,
                                        its general partner

Date:  February 14, 2000            By:     /s/ Frank J. Marinaro
                                        -------------------------
                                            Frank J. Marinaro
                                            Vice President & Secretary

-------------
* See Powers of Attorney attached.

                              PAGE 19 OF 26 PAGES

                           EXHIBIT A TO SCHEDULE 13G
                           -------------------------

                    ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                    -----------------------------------------

      Two of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), and Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), are parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G). Pursuant to the instructions in Item 7 of Schedule 13G, the relevant subsidiaries of ML&Co. are ML Group, Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPF&S"), Merrill Lynch Capital Partners, Inc. ("MLCP"), KECALP Inc. ("KECALP"), Merrill Lynch MBP Inc. ("MLMBP") and ML IBK Positions, Inc. ("MLIBK"). The relevant subsidiaries of ML Group are MLCP, KECALP, MLMBP and MLIBK.

Those partnerships that are the record owners of the Securities and MLIBK may be deemed to be members of a group and therefore may be deemed to beneficially own all the Securities held by the group. In addition, the general partners and the parent corporations may be deemed to beneficially own all of the shares deemed beneficially owned by members of the group. Each entity disclaims beneficial ownership of the Securities not held of record by it.

                              PAGE 20 OF 26 PAGES

                                    EXHIBIT B

The following entities may be deemed to be members of a group. All of such entities disclaim membership in such group, except Merrill Lynch Capital Appreciation Partnership No. B-II, L.P. and ML Offshore LBO Partners No. B-II. See Exhibit A.

Merrill Lynch Capital Appreciation Partnership No. B-II, L.P.
ML Offshore LBO Partnership No. B-II, L.P.
MLCP Associates L.P. No. I
ML IBK Positions, Inc.
Merrill Lynch KECALP L.P. 1987
Merrill Lynch KECALP L.P. 1989
Merchant Banking L.P. No. III

                              PAGE 21 OF 26 PAGES

                                POWER OF ATTORNEY
         To Prepare and Execute Documents Pursuant to Sections 13 and 16
               of the Securities Exchange Act of 1934, as Amended,
                    and Rules Thereunder, by and on Behalf of

                            MERRILL LYNCH & CO., INC.

         Know all by these presents, that the undersigned hereby constitutes and appoints Frank J. Marinaro its true and lawfully attorney-in-fact to:

         (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September 1998.

                                      Merrill Lynch & Co., Inc.


                                      By  /s/Barry S. Friedberg
                                          --------------------------
                                            Barry S. Friedberg
                                            Executive Vice President

                                POWER OF ATTORNEY
         To Prepare and Execute Documents Pursuant to Sections 13 and 16
               of the Securities Exchange Act of 1934, as Amended,
                    and Rules Thereunder, by and on Behalf of

                            MERRILL LYNCH GROUP, INC.

         Know all by these presents, that the undersigned hereby constitutes and appoints Frank J. Marinaro its true and lawful attorney-in-fact to:

         (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 17th day of September 1998.

                                                     Merrill Lynch Group, Inc.

                                                     By: /s/ Mark B. Goldfus
                                                         -----------------------
                                                           Mark B. Goldfus
                                                           Vice President

                                POWER OF ATTORNEY
         To Prepare and Execute Documents Pursuant to Sections 13 and 16
               of the Securities Exchange Act of 1934, as Amended,
                    and Rules Thereunder, by and on Behalf of

                                   KECALP INC.

         Know all by these presents, that the undersigned hereby constitutes and appoints Frandk J. Marinaro its true and lawfully attorney-in-fact to:

         (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to KECALP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

                  The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September 1998.

                                             KECALP Inc.


                                             By: /s/ James V. Caruso
                                                 -----------------------
                                                     James V. Caruso
                                                     Vice President

                                POWER OF ATTORNEY
         To Prepare and Execute Documents Pursuant to Sections 13 and 16
               of the Securities Exchange Act of 1934, as Amended,
                    and Rules Thereunder, by and on Behalf of

                             MERRILL LYNCH MBP INC.

         Know all by these presents, that the undersigned hereby constitutes and appoints Frank J. Marinaro its true and lawfully attorney-in-fact to:

         (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch MBP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September 1998.

                                                     Merrill Lynch MBP Inc.


                                                     By:  /s/ James V. Caruso
                                                          -------------------
                                                           James V. Caruso
                                                           Vice President